News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	October 29, 2019
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Nine Months Ended September 30, 2019

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2019.

Operating Results for the Three Months Ended September 30, 2019

For the three months ended September 30, 2019, net income allocable to our common shareholders was $337.4 million or $1.93 per diluted common share, compared to $322.7 million or $1.85 per diluted common share in 2018 representing an increase of $14.7 million or $0.08 per diluted common share.  The increase is due primarily to (i) a $13.0 million increase in foreign currency exchange gains associated with our euro denominated debt, (ii) a $4.4 million increase in self-storage net operating income (described below), and (iii) a reduction in general and administrative expense attributable to $7.1 million in incremental share-based compensation expense in the three months ended September 30, 2018 for the planned retirement of our former CEO and CFO.  These increases were offset partially by (iv) a $9.1 million allocation to our preferred shareholders associated with our preferred share redemption activities in the three months ended September 30, 2019.

The $4.4 million increase in self-storage net operating income is a result of an $8.2 million increase in our non-Same Store Facilities (Same Store Facilities, as defined below), offset partially by a $3.8 million decrease in our Same Store Facilities.  The increase in net operating income of $8.2 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2018 and 2019 and the fill-up of recently developed and expanded facilities. Revenues for the Same Store Facilities increased 1.1% or $6.5 million in the three months ended September 30, 2019 as compared to 2018, due to higher realized annual rent per occupied square foot and higher occupancy.  Cost of operations for the Same Store Facilities increased by 6.4% or $10.3 million in the three months ended September 30, 2019 as compared to 2018, due primarily to a 69.5% ($5.7 million) increase in marketing expenses and a 4.9% ($3.1 million) increase in property taxes.

Operating Results for the Nine Months Ended September 30, 2019

For the nine months ended September 30, 2019, net income allocable to our common shareholders was $945.5 million or $5.42 per diluted common share, compared to $958.8 million or $5.50 per diluted common share in 2018 representing a decrease of $13.3 million or $0.08 per diluted common share.  The decrease is due primarily to (i) our $34.9 million equity share of gains recorded by PS Business Parks in the nine months ended September 30, 2018 and (ii) a $26.5 million allocation to our preferred shareholders associated with our preferred share redemption activities in the nine months ended September 30, 2019. These decreases were offset partially by (iii) a $19.8 million increase in self-storage net operating income (described below) and (iv) a reduction in general and administrative expense attributable to $22.7 million in incremental share-based compensation expense in the nine months ended September 30, 2018 for the planned retirement of our former CEO and CFO.

The $19.8 million increase in self-storage net operating income is a result of a $2.0 million increase in our Same Store Facilities and a $17.8 million increase in our non-Same Store Facilities.  Revenues for the Same Store Facilities increased 1.5% or $26.7 million in the nine months ended September 30, 2019 as compared to 2018, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 5.1% or $24.7 million in the nine months ended September 30, 2019 as compared to 2018, due primarily to a 50.1% ($11.6 million) increase in marketing expenses as well as a 5.0% ($9.3 million) increase in property taxes.  The increase in net operating income of $17.8 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2018 and 2019 and the fill-up of recently developed and expanded facilities.

Funds from Operations

For the three months ended September 30, 2019, funds from operations (“FFO”) was $2.76 per diluted common share, as compared to $2.66 in the same period in 2018, representing an increase of 3.8%.  FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets.  A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.

For the nine months ended September 30, 2019, FFO was $7.86 per diluted common share, as compared to $7.68 in the same period in 2018, representing an increase of 2.3%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii) accelerations of accruals or reductions in accruals due to the departure of senior executives and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2019	2018	Change	2019	2018	Change

FFO per share	$2.76	$2.66	3.8%	$7.86	$7.68	2.3%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange gain	(0.09)	(0.01)		(0.10)	(0.07)
Application of EITF D-42	0.05	-		0.15	-
(Forfeiture)/Acceleration of share-based
compensation expense due to the
departure of senior executives	-	0.04		(0.01)	0.13
Other items	0.01	0.01		-	0.01
Core FFO per share	$2.73	$2.70	1.1%	$7.90	$7.75	1.9%

Property Operations – Same Store Facilities

The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2017.  Accordingly, our Same Store Facilities exclude (i) facilities acquired after December 31, 2016, (ii) newly developed or expanded facilities, (iii) facilities where expansion is under construction or that we expect to commence by December 31, 2019, (iv) facilities whose operating trends are significantly affected by factors such as casualty events, and (v) facilities which were otherwise not stabilized at December 31, 2016 (such as recently developed facilities acquired from third parties before December 31, 2016).  Our Same Store Facilities decreased from 2,165 facilities at June 30, 2019 to 2,159 at September 30, 2019.  The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2017, 2018, and 2019 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The following table summarizes the historical operating results of these 2,159 facilities (139.3 million net rentable square feet) that represent approximately 83% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2019.

Selected Operating Data for the Same
Store Facilities (2,159 facilities)
(unaudited):
Three Months Ended September 30,				Nine Months Ended September 30,
			Percentage			Percentage
2019		2018	Change	2019	2018	Change

(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$584,577	$578,198	1.1%	$1,718,529	$1,692,682	1.5%
Late charges and administrative fees	26,650	26,507	0.5%	77,946	77,126	1.1%
Total revenues (a)	611,227	604,705	1.1%	1,796,475	1,769,808	1.5%

Cost of operations:
Property taxes	65,450	62,373	4.9%	196,066	186,802	5.0%
On-site property manager payroll	30,647	30,137	1.7%	90,888	89,588	1.5%
Supervisory payroll	9,754	9,411	3.6%	29,394	29,292	0.3%
Repairs and maintenance	12,785	11,855	7.8%	34,748	33,187	4.7%
Snow removal	-	-	-	3,093	2,873	7.7%
Utilities	11,572	11,525	0.4%	32,178	33,053	(2.6)%
Marketing	13,934	8,221	69.5%	34,769	23,166	50.1%
Other direct property costs	15,293	15,565	(1.7)%	47,863	46,583	2.7%
Allocated overhead	11,430	11,456	(0.2)%	37,138	36,890	0.7%
Total cost of operations (a)	170,865	160,543	6.4%	506,137	481,434	5.1%
Net operating income (b)	$440,362	$444,162	(0.9)%	$1,290,338	$1,288,374	0.2%

Gross margin	72.0%	73.5%	(2.0)%	71.8%	72.8%	(1.4)%

Weighted average for the period:
Square foot occupancy	94.2%	93.8%	0.4%	93.6%	93.3%	0.3%
Realized annual rental income per (c):
Occupied square foot	$17.82	$17.69	0.7%	$17.58	$17.37	1.2%
Available square foot (“REVPAF”)	$16.79	$16.60	1.1%	$16.45	$16.20	1.5%
At September 30:
Square foot occupancy				92.7%	92.0%	0.8%
Annual contract rent per occupied
square foot (d)				$18.17	$18.16	0.1%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage NOI to net income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.   Contract rates are initially set in the lease agreement upon move-in and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2019	$586,004	$599,244	$611,227
2018	$577,310	$587,793	$604,705	$591,490	$2,361,298

Total cost of operations:
2019	$168,359	$166,913	$170,865
2018	$162,034	$158,857	$160,543	$129,839	$611,273

Property taxes:
2019	$64,945	$65,671	$65,450
2018	$61,858	$62,571	$62,373	$36,286	$223,088

Repairs and maintenance, including
snow removal expenses:
2019	$13,369	$11,687	$12,785
2018	$12,124	$12,081	$11,855	$12,428	$48,488

Marketing:
2019	$8,751	$12,084	$13,934
2018	$6,855	$8,090	$8,221	$9,178	$32,344

REVPAF:
2019	$16.08	$16.48	$16.79
2018	$15.84	$16.17	$16.60	$16.23	$16.21

Weighted average realized annual
rent per occupied square foot:
2019	$17.38	$17.53	$17.82
2018	$17.19	$17.23	$17.69	$17.55	$17.41

Weighted average occupancy levels
for the period:
2019	92.5%	94.0%	94.2%
2018	92.1%	93.8%	93.8%	92.5%	93.1%

Property Operations – Non-Same Store Facilities

In addition to the 2,159 Same Store Facilities, we have 309 facilities that were not stabilized with respect to occupancies, revenues or cost of operations since January 1, 2017 or that we did not own as of January 1, 2017, including 91 facilities that were acquired from third parties, 78 newly developed facilities, 60 facilities that have been expanded or are targeted for expansion, and 80 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”).  Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our September 30, 2019 Form 10-Q.

Investing and Capital Activities

During the three months ended September 30, 2019, we acquired ten self-storage facilities (two each in Georgia and Massachusetts and one each in Florida, Indiana, Minnesota, North Carolina, Tennessee and Texas) with 0.8 million net rentable square feet for $110.7 million. During the nine months ended September 30, 2019, we acquired 32 self-storage facilities (eleven in Virginia, six in Florida, three in Georgia, two each in Massachusetts and Texas and one each in Arizona, Colorado, Indiana, Kentucky, Michigan, Minnesota, North Carolina and Tennessee) with 2.2 million net rentable square feet for $308.7 million.  Subsequent to September 30, 2019, we acquired or were under contract to acquire eight self-storage facilities (three in South Carolina, two in North Carolina and one each in Arizona, Texas and Virginia) with 0.6 million net rentable square feet for $69.6 million.

During the three months ended September 30, 2019, we opened two newly developed facilities and various expansion projects (0.6 million net rentable square feet – 0.3 million in Minnesota, 0.2 million in Colorado and 0.1 million in Washington) costing $72.4 million. During the nine months ended September 30, 2019, we opened eight newly developed facilities and various expansion projects (3.2 million net rentable square feet – 1.5 million in Texas, 0.3 million each in Colorado, Minnesota and North Carolina, 0.2 million each in Georgia and Tennessee and 0.1 million each in California, Florida, Michigan and Washington) costing $295.5 million.  At September 30, 2019, we had various facilities in development (1.3 million net rentable square feet) estimated to cost $219 million and various expansion projects (2.4 million net rentable square feet) estimated to cost $313 million.  Our aggregate 3.7 million net rentable square foot pipeline of development and expansion facilities includes 1.2 million in Florida, 0.8 million in California, 0.4 million each in Minnesota and Washington, 0.2 million each in Colorado, Missouri, Texas and Virginia and 0.1 million in New York.  The remaining $348 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On September 11, 2019, we called our 5.625% Series U Preferred Shares for redemption. These shares were redeemed at their $287.5 million liquidation value plus accrued dividends on October 15, 2019.

On September 12, 2019, we issued our 4.875% Series I Preferred Shares for gross proceeds of $316 million.

On September 17, 2019, we acquired the remaining 74.25% equity interests we did not own in consolidated partnerships that owned two stabilized self-storage facilities located in California with 144,000 net rentable square feet for $35 million in cash.

Distributions Declared

On October 23, 2019, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2019 to shareholders of record as of December 13, 2019.

Third Quarter Conference Call

A conference call is scheduled for October 30, 2019 at 9:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 2795945). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through November 13, 2019 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” All forms of replay utilize conference ID number 2795945.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities.  At September 30, 2019, we had: (i) interests in 2,468 self-storage facilities located in 38 states with approximately 167 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 231 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 29 million rentable square feet of commercial space at September 30, 2019.  Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to a potential November 2020 statewide ballot initiative (or other equivalent actions) that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues:
Self-storage facilities	$687,778	$666,616	$2,007,525	$1,943,359
Ancillary operations	41,558	39,752	121,799	118,461
	729,336	706,368	2,129,324	2,061,820

Expenses:
Self-storage cost of operations	200,369	183,637	590,108	545,700
Ancillary cost of operations	11,893	11,907	34,091	33,648
Depreciation and amortization	129,233	124,516	378,033	362,272
General and administrative	16,908	27,429	51,675	90,278
Interest expense	12,597	8,094	32,994	24,589
	371,000	355,583	1,086,901	1,056,487

Other increase (decrease) to net income:
Interest and other income	6,465	7,020	22,012	18,892
Equity in earnings of unconsolidated real estate entities	19,045	17,771	55,631	90,529
Gain on sale of real estate	-	1,401	341	1,825
Foreign currency exchange gain	15,574	2,612	18,147	12,738
Net income	399,420	379,589	1,138,554	1,129,317
Allocation to noncontrolling interests	(1,478)	(1,562)	(4,035)	(4,491)
Net income allocable to Public Storage shareholders	397,942	378,027	1,134,519	1,124,826
Allocation of net income to:
Preferred shareholders – distributions	(50,028)	(54,080)	(158,565)	(162,238)
Preferred shareholders – redemptions	(9,146)	-	(26,540)	-
Restricted share units	(1,406)	(1,268)	(3,898)	(3,790)
Net income allocable to common shareholders	$337,362	$322,679	$945,516	$958,798

Per common share:
Net income per common share – Basic	$1.94	$1.85	$5.43	$5.51
Net income per common share – Diluted	$1.93	$1.85	$5.42	$5.50
Weighted average common shares – Basic	174,334	173,975	174,255	173,933
Weighted average common shares – Diluted	174,611	174,348	174,510	174,240

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS	(Unaudited)

Cash and equivalents	$541,357	$361,218

Operating real estate facilities:
Land and buildings, at cost	16,031,472	15,296,844
Accumulated depreciation	(6,496,989)	(6,140,072)
	9,534,483	9,156,772
Construction in process	184,033	285,339
Investments in unconsolidated real estate entities	771,167	783,988
Goodwill and other intangible assets, net	211,476	209,856
Other assets	171,345	131,097
Total assets	$11,413,861	$10,928,270

LIABILITIES AND EQUITY

Senior unsecured notes	$1,864,662	$1,384,880
Mortgage notes	27,773	27,403
Preferred shares called for redemption	287,500	-
Accrued and other liabilities	444,962	371,259
Total liabilities	2,624,897	1,783,542

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 150,650 shares issued (in series) and outstanding,
(161,000 at December 31, 2018) at liquidation preference	3,766,250	4,025,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,378,478 shares issued and outstanding, (174,130,881 shares
at December 31, 2018)	17,438	17,413
Paid-in capital	5,719,182	5,718,485
Accumulated deficit	(650,222)	(577,360)
Accumulated other comprehensive loss	(78,513)	(64,060)
Total Public Storage shareholders’ equity	8,774,135	9,119,478
Noncontrolling interests	14,829	25,250
Total equity	8,788,964	9,144,728
Total liabilities and equity	$11,413,861	$10,928,270

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Computation of FFO per Share:

Net income allocable to common shareholders	$337,362	$322,679	$945,516	$958,798
Eliminate items excluded from FFO:
Depreciation and amortization	128,716	124,516	377,516	362,272
Depreciation from unconsolidated real estate investments	17,803	19,615	52,564	58,238
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(1,019)	(892)	(3,305)	(2,824)
Gains on sale of real estate, including our equity share
from investments	(388)	(1,766)	(1,380)	(37,530)
FFO allocable to common shares (a)	$482,474	$464,152	$1,370,911	$1,338,954
Diluted weighted average common shares	174,611	174,348	174,510	174,240
FFO per share (a)	$2.76	$2.66	$7.86	$7.68

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.93	$1.85	$5.42	$5.50
Eliminate per share amounts excluded from FFO per share:
Depreciation and amortization	0.83	0.82	2.45	2.40
Gains on sale of real estate	-	(0.01)	(0.01)	(0.22)
FFO per share (a)	$2.76	$2.66	$7.86	$7.68

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$482,474	$464,152	$1,370,911	$1,338,954
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess
of cash paid	6,442	17,998	8,805	40,987
Foreign currency exchange gain	(15,574)	(2,612)	(18,147)	(12,738)
Application of EITF D-42	9,146	-	26,540	-
Less: Capital expenditures to maintain real estate facilities (b)	(62,840)	(40,180)	(135,399)	(93,407)

FAD (a)	$419,648	$439,358	$1,252,710	$1,273,796

Distributions paid to common shareholders and restricted
share units	$349,745	$349,166	$1,048,816	$1,047,161

Distribution payout ratio	83.3%	79.5%	83.7%	82.2%

Distributions per common share	$2.00	$2.00	$6.00	$6.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

(b)

Capital expenditures for 2019 include certain projects that are not traditional like-for-like replacements of existing components, and in certain circumstances upgrade existing components before the end of their functional lives.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Overview” and “Liquidity and Capital Resources – Capital Expenditure Requirements” in our September 30, 2019 Form 10-Q for further information.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Net Income

(Unaudited – amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Self-storage revenues for:
Same Store facilities	$611,227	$604,705	$1,796,475	$1,769,808
Acquired facilities	16,222	9,171	41,429	23,673
Newly developed and expanded facilities	39,771	31,963	109,404	88,928
Other non-same store facilities	20,558	20,777	60,217	60,950
Self-storage revenues	687,778	666,616	2,007,525	1,943,359

Self-storage cost of operations for:
Same Store facilities	170,865	160,543	506,137	481,434
Acquired facilities	6,058	3,156	16,027	8,309
Newly developed and expanded facilities	16,976	13,376	48,809	35,863
Other non-same store facilities	6,470	6,562	19,135	20,094
Self-storage cost of operations	200,369	183,637	590,108	545,700

Self-storage NOI for:
Same Store facilities	440,362	444,162	1,290,338	1,288,374
Acquired facilities	10,164	6,015	25,402	15,364
Newly developed and expanded facilities	22,795	18,587	60,595	53,065
Other non-same store facilities	14,088	14,215	41,082	40,856
Self-storage NOI (a)	487,409	482,979	1,417,417	1,397,659
Ancillary revenues	41,558	39,752	121,799	118,461
Ancillary cost of operations	(11,893)	(11,907)	(34,091)	(33,648)
Depreciation and amortization	(129,233)	(124,516)	(378,033)	(362,272)
General and administrative expense	(16,908)	(27,429)	(51,675)	(90,278)
Interest and other income	6,465	7,020	22,012	18,892
Interest expense	(12,597)	(8,094)	(32,994)	(24,589)
Equity in earnings of unconsolidated real estate entities	19,045	17,771	55,631	90,529
Gain on sale of real estate	-	1,401	341	1,825
Foreign currency exchange gain	15,574	2,612	18,147	12,738
Net income on our income statement	$399,420	$379,589	$1,138,554	$1,129,317

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.